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EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                        Year Ended
                                         --------------------------------------------------------------------------
                                           1999        1998         1997          1996         1995         1994
                                         --------    ---------    ---------     --------     --------     ---------
Income before income
  taxes, equity in earnings of
  non-consolidated affiliates and
  extraordinary item                      220,213      117,922      104,077       71,240       49,817        36,396
Dividends and other received from
  nonconsolidated affiliates                7,079        9,168        4,624       10,430        1,432            --
                                         --------    ---------    ---------     --------     --------     ---------

Total                                     227,292      127,090      108,701       81,670       51,249        36,396

Fixed Charges
Interest expense                          192,321      135,766       75,076       30,080       20,752         7,669
Amortization of loan fees                   1,970        2,220        1,451          506        1,004            82
Interest portion of rentals                24,511       16,044        6,120          424          361           262
                                         --------    ---------    ---------     --------     --------     ---------

Total fixed charges                       218,802      154,030       82,647       31,010       22,117         8,013

Preferred stock dividends
Tax effect of preferred dividends              --           --           --           --           --            --
After tax preferred dividends                  --           --           --           --           --            --
                                        ---------    ---------    ---------     --------     --------     ---------
Total fixed charges and
  preferred dividends                     218,802      154,030       82,647       31,010       22,117         8,013

Total earnings available for
 payment of fixed charges                 446,094      281,120      191,348      112,680       73,366        44,409
                                        =========    =========    =========     ========     ========     =========
Ratio of earnings to fixed
  Charges                                    2.04         1.83         2.32         3.63         3.32          5.54
                                        =========    =========    =========     ========     ========     =========

Rental fees and charges                   306,393      200,550       76,500        5,299        4,510         3,273
Interest rate                                   8%           8%           8%           8%           8%            8%
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